BancAffiliated, Inc.
                                 P.O. Box 210069
                              Bedford, Texas 76095


Contact: Garry J. Graham                              PRESS RELEASE
         President and CEO                        FOR IMMEDIATE RELEASE
         (817) 285-6195                             JANUARY 30, 2004


                    BANCAFFILIATED, INC. ANNOUNCES UNAUDITED
                     DECEMBER 31, 2003 2nd QUARTER EARNINGS

Bedford, Texas - BancAffiliated, Inc. (the "Company"), the parent holding company for Affiliated Bank (the "Bank"), on a consolidated basis, announced today unaudited net income of $142,000, or $0.51 per share, for the second quarter ending December 31, 2003, compared to net income of $95,000 for the same period in 2002.

Net interest income, before provision for loan losses, was approximately $818,000 for the quarter ended December 31, 2003, compared to $589,000 for the same quarter in 2002, an increase of approximately $229,000. The provision for loan losses totaled $70,000 for quarter ended December 2003, compared to $30,000 for the same period 2002. This increase was due primarily to the increased risk perceived to exist in the loan portfolio. At the December 31, 2003 quarter end the Bank's nonperforming assets were 0.26% of total assets, as compared to 0.61% at the end of June, 2003.

Noninterest income for the December 31, 2003 quarter totaled $33,000, compared to $39,000 for same period in 2002. Noninterest expense for the December 31, 2003 quarter totaled $598,000, compared to $436,000 for the same period in 2002. This increase was primarily due to the cost of holding company operations and compensation increases and other costs associated with the Company's growth.

The Company's total assets were $92.3 million at December 31, 2003, compared to $73.9 million at June 30, 2003, an increase of $18.4 million or 24.9%. The increase was due primarily to loan growth of $8.5 million coupled with the purchase of mortgage-backed securities of $6.9 million, and the purchase of an adjustable rate mortgage-backed securities mutual fund of $2.5 million.

Deposits increased $7.3 million, or 20.6%, to $42.7 million at December 31, 2003 from $35.4 million at June 30, 2003. Advances from the Federal Home Loan Bank of Dallas and other funding sources increased by $10.7 million to approximately $41.4 million for the quarter ended December 31, 2003, compared to approximately $30.7 million for the June 30, 2003 fiscal year end.

The Company is headquartered at 500 Harwood Road, Bedford, Texas 76021 and its stock is traded on the Electronic Bulletin Board under the symbol "BAFI."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, and demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected, or described from time to time in the Company's reports filed with the SEC. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.


                                      # # #

                       BancAffiliated, Inc. and Subsidiary
                        Selected Financial Condition Data
                             (Dollars in Thousands)

                                                              Quarter End     Fiscal Year End
                                                              December 31,       June 30,
                                                                  2003             2003
                                                              (Unaudited)        (Audited)

Selected Financial Condition Data:
Total Assets                                                  $92,252           $73,862
Loans Receivable, net                                          47,025            38,476
Federal Funds Sold                                              2,905             4,260
Cash and deposits in other financial institutions               3,719             2,258
Federal Home Loan Bank Stock                                    1,883             1,569
Mortgage Backed Securities                                     31,310            23,409
Collateralized Mortgage Obligations                             1,659             2,649
Adjustable Rate Mortgage Fund                                   2,514                 0
Deposits                                                       42,729            35,380
Federal Home Loan Bank borrowings                              41,414            30,687
Note Payable                                                    2,000             2,000
Total Shareholders Equity                                       5,777             5,559




                                               Three Months Ended                  Six Months Ended
                                                  December 31                         December 31
                                                  (Unaudited)                         (Unaudited)
                                            2003              2002              2003             2002
                                            ----              ----              ----             ----

Selected Operations Data:
Interest & Dividend Income                   $1,122           $842              $2,187           $1,670
Interest Expense                               (304)          (253)               (585)            (541)
Net Interest Income                             818            589               1,602            1,129
Provision for loan losses                       (70)           (30)               (120)             (60)
Net Interest Income after Loan Losses           748            559               1,482            1,069
Noninterest Income                               33             39                  71               71
Noninterest Expense                            (598)          (436)             (1,124)            (739)
Income Before Taxes                             183            162                 429              401
Income Taxes                                    (42)           (67)               (123)            (158)
Net Income                                     $142            $95                 306              243
Earnings Per Share                              $0.51           $0.36               $1.10            $0.91
Average Shares Outstanding                    278,454         278,454             278,378          265,031


                                                 At or for the                      At or for the
                                              Three Months Ended                  Six Months Ended
                                                  December 31                        December 31
                                                  (Unaudited)                        (Unaudited)
                                             2003              2002              2003             2002
                                             ----              ----              ----             ----

Selected Financial Ratios:
Annualized Where Appropriate
Performance Ratios:
Return on average assets                    0.66%             0.64%             0.83%            0.86%
Return on average equity                    9.91%             6.78%            11.89%            9.81%
Interest rate spread                        3.89%             4.36%             4.02%            4.26%
Net Interest Margin                         3.96%             4.48%             4.09%            4.38%
Operating expense to average assets         2.78%             2.89%             2.70%            2.74%
Efficiency Ratio                            70.27%            63.72%           65.33%           62.26%
Average interest earning assets to
Interest bearing liabilities               105.45%           106.6%           104.79%          106.14%





                                                      December 31, 2003         June 30, 2003
                                                      -----------------         -------------
                                                         (Unaudited)              (Audited)

Quality Ratios:
Nonperforming assets to total assets                          0.26%                  0.61%
Allowance for loan losses to non-performing loans             5,611%                4,522%
Allowance for loan losses to gross loans                      1.06%                  1.05%

Capital Ratios:
Equity to total assets at end of period                       6.26%                  7.53%
Book Value per Share                                          $20.75                $20.48

